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                                                              Exhibit 26(d)(12)

INFLATION AGREEMENT

This Agreement is a part of the policy to which it is attached and is subject to all its terms and conditions. This agreement is effective as of the original policy date of this policy unless a different effective date is shown on the policy data pages.

WHAT DOES THIS AGREEMENT PROVIDE?

Every three years while this agreement is in force, we will increase the face amount of your policy without evidence of insurability based on increases in the cost of living, as measured by increases in the Consumer Price Index (CPI). Your planned premium will also increase as described below.

WHAT WILL THE INCREASE IN THE FACE AMOUNT OF YOUR POLICY BE?

The increase in the face amount of your policy will be the lesser of:

    (1)Your current face amount multiplied by two times the increase in the CPI during the previous three years, or

    (2)$100,000.

The increase will be rounded to the next higher $500 of face amount. If we are waiving the premiums or charges on this policy because the insured is totally disabled, the maximum increase will be $50,000.

HOW IS THE INCREASE IN THE COST OF LIVING DETERMINED?

We use the Consumer Price Index published by the United States Department of Labor for all urban households. If the composition, base, or method of computation of the Consumer Price Index is altered in any way which, in our opinion, makes the index inappropriate for this agreement, or if the publication of the Index is discontinued or delayed, we have the right to choose what we believe to be an appropriate standard, published or unpublished, as a substitute for the Consumer Price Index.

HOW IS THE INCREASE IN THE CPI CALCULATED?

The increase in the CPI is calculated as follows:

The CPI five months before the date of the cost of living increase, divided by the CPI forty-one months before the date of the cost of living increase, minus 1.00.

WHEN MAY THE FACE AMOUNT BE INCREASED?

On the third policy anniversary and every third policy anniversary thereafter while this agreement is in force, we will determine whether your policy is eligible for a cost of living increase. We will increase the face amount of your policy if there has been an increase in the CPI.

WILL YOUR PLANNED PREMIUM ALSO INCREASE?

Yes. When we increase the face amount of this policy, the annual planned premium for this policy will also be increased by the same percent as the face amount increase.

WHEN WILL THE INCREASE IN THE FACE AMOUNT AND PLANNED PREMIUM AMOUNT BE
EFFECTIVE?

The increase in the face amount and planned premium amount will be effective as of the policy anniversary. The change in the face amount and planned premium will be made by changing your policy and sending you a new set of policy data pages.

IS EVIDENCE OF INSURABILITY REQUIRED AT THE POINT THE FACE AMOUNT OF YOUR POLICY IS INCREASED?

No.

DO YOU HAVE TO ACCEPT AN INCREASE?

No. You may refuse any increase. If you refuse any increase before the insured has attained age 21, no increase will be offered until the insured attains age
21. If you refuse any increase after the insured has attained age 21, this agreement will terminate and no further increases will be offered under this agreement.

WHAT IS THE COST FOR THIS AGREEMENT?

The monthly charge for this agreement is shown on the policy data pages.

WHEN DOES THIS AGREEMENT BECOME INCONTESTABLE?

This agreement will be incontestable after it has been in force during the insured's lifetime for two years from the effective date of this agreement.

WHEN DOES THIS AGREEMENT TERMINATE?

This agreement will terminate on the earliest of:

    (1)the policy anniversary nearest the insured's 59th birthday; or

    (2)the date this policy is surrendered or terminated; or

    (3)the date we receive your written request to cancel this agreement; or

    (4)the date you refuse an increase in the face amount offered under this agreement, except if the insured has not attained age 21 on that date; or

    (5)the date of the death of the insured.

       ICC11-916  Inflation Agreement  Minnesota Life Insurance Company

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CAN THIS AGREEMENT BE REINSTATED?

Yes, this agreement can be reinstated under the following conditions:

       (1)all of the reinstatement conditions stated in your policy have been satisfied; and

       (2)we receive written request from you; and

       (3)your request to reinstate is made prior to the policy anniversary nearest the insured's 56th birthday.

              [/s/ Dennis E Prohofsky]  [/s/ Robert L. Senkler]
              Secretary                 President